Exhibit 99.1

News Media:                                              Financial:
Jeff Weir                                                Jennifer Stratiff
National Semiconductor                                   National Semiconductor
(408) 721-5199                                           (408) 721-5007
jeff.weir@nsc.com                                        invest.group@nsc.com

National Semiconductor Revises Revenue Outlook for First Quarter of Fiscal 2005

SANTA CLARA, Calif., August 10, 2004 - National Semiconductor Corporation (NYSE:NSM) today lowered its revenue guidance for the first quarter of fiscal 2005, which ends on August 29, 2004. National's new guidance is for first quarter revenue to decline 4 percent to 5 percent from the $571.2 million revenue achieved in the recently completed fourth quarter of fiscal 2004. National previously guided on June 10, 2004, during its fourth quarter earnings conference call, that first quarter revenues were expected to be flat to up 3 percent sequentially from the fourth quarter.

During that conference call in June, the company indicated that turns orders were expected to decrease during the August quarter. However, so far this quarter the actual decrease has been much more significant than originally expected. Turns orders are those orders placed for delivery within the same quarter.

The lower than expected turns activity is primarily due to a combination of factors. The first and most significant is related to the distribution channel, where National's distributors slowed their order patterns more than expected and adjusted inventory levels to reflect shortened lead times. In addition, growth rates for flat panel display products softened and demand from certain Chinese wireless handset manufacturers was weaker than expected.

"Our original revenue guidance of flat to up 3 percent was based on higher opening backlog offset partially by lower projected turns," said Brian L. Halla, National's chairman, president and CEO. "But with turns orders being substantially less than we expected, our summer quarter revenues will trend down four to five points sequentially."

National's  first  quarter  financial   announcement  and  conference  call  are
scheduled for September 9, 2004, at which time the company will discuss results in more detail as well as the outlook for the second quarter of fiscal 2005.

Special Note
------------
This release contains forward-looking statements dependent on a number of risks and uncertainties pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These factors include, but are not restricted to, new orders received and shipped during the first quarter, the degree of factory utilization, the successful construction of our Suzhou assembly and test facility, the successful sale of inventories at existing prices, and the ramp up of recently introduced products. Other risk factors are included in the Company's 10-K for the year ended May 25, 2003 (see Outlook and Risk Factors sections of Management's Discussion and Analysis of Financial Conditions and Results of Operations) and the 10-Q for the quarter ended February 29, 2004.

About National Semiconductor
----------------------------
National Semiconductor, the industry's premier analog company, creates high performance analog devices and subsystems. National's leading-edge products include power management circuits, display drivers, audio and operational amplifiers, and data conversion solutions. National's key markets include wireless handsets, displays, PCs, networks and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.98 billion for fiscal 2004, which ended May 30, 2004. Additional company and product information is available at www.national.com.

National Semiconductor is a registered trademark.